FORM OF MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

      Legg Mason Investment Trust, Inc. hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of Legg Mason Opportunity Trust ("Fund").

A.   GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:
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      1. PRIMARY CLASS SHARES. Primary Class shares of the Fund are offered and sold without imposition of an initial sales charge but may be assessed a contingent deferred sales charge.

      Primary Class shares of the Fund are available to all investors except those qualified to purchase Navigator Class shares.

      Primary Class shares of the Fund are subject to an annual distribution fee of up to 0.75% of the average daily net assets of the Primary Class shares of the Fund and an annual service fee of 0.25% of the average daily net assets of the Primary Class shares of the Fund under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

      Primary Class shares are also available for purchase by exchange, as described below.

      2. NAVIGATOR CLASS SHARES. Navigator Class shares are offered and sold without imposition of an initial sales charge or a contingent deferred sales charge and are not subject to any service or distribution fees.

      Navigator Class shares of the Fund are available for purchase only to: (i) Institutional Clients of Legg Mason Trust Company for which they exercise discretionary investment management responsibility and accounts of the customers with such Institutional Clients; (ii) qualified retirement plans managed on a discretionary basis and having net assets of at least $200 million; (iii) any qualified retirement plan having net assets of at least $300 million; (iv) clients of Bartlett & Co. who, as of December 19, 1996, were shareholders of Bartlett Short Term Bond Fund or Bartlett Fixed Income Fund and for whom Bartlett acts as an ERISA fiduciary; (v) any qualified retirement plan of Legg Mason, Inc. or of any of its affiliates; (vi) shareholders of Class Y shares of the Bartlett Europe Fund and Bartlett Financial Services Fund on October 5, 1999; (vii) any open-end management investment company advised or managed by Legg Mason Fund Adviser, Inc. ("LMFA") or by any person controlling, controlled by, or under common control with LMFA; and (viii) employees of Legg Mason, Inc. and its affiliates and children, siblings, and parents of such persons. Exchange privileges do not apply to Navigator Class shares.

B.   EXPENSE ALLOCATIONS OF EACH CLASS:
     ---------------------------------

      Certain expenses may be attributable to a particular class of shares of the Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular class and, thus, are borne on a pro rata basis by the outstanding shares of that class.


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      In addition to the distribution and service fees described above, each class may also pay a different amount of the following other expenses:

           (1) legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific class;

           (2)  Blue Sky fees incurred by a specific class of shares;

           (3)  SEC registration fees incurred by a specific class of shares;

           (4) expenses of administrative personnel and services required to support the shareholders of a specific class of shares;

           (5) Directors' fees incurred as a result of issues relating to a specific class of shares;

           (6) litigation expenses or other legal expenses relating to a specific class of shares;

           (7) transfer agent fees and shareholder servicing expenses identified as being attributable to a specific class; and

           (8) such other expenses actually incurred in a different amount by a class or related to a class's receipt of services of a different kind or to a different degree than another class.

C.   EXCHANGE PRIVILEGES:
     -------------------

      Primary Class shares of the Fund may be exchanged for or acquired through an exchange of shares of the corresponding class of Legg Mason Cash Reserve Trust, Legg Mason Tax Exempt Trust, Inc., and Legg Mason U.S. Government Money Market Portfolio (collectively referred to as "Legg Mason Money Market Funds").

      These exchange privileges may be modified or terminated by the Fund in certain instances, and exchanges may be made only into funds that are legally available for sale in the investor's state of residence.

D.   CLASS DESIGNATION:
     -----------------

      Subject to approval by the Board of Directors, the Fund may alter the nomenclature for the designations of one or more of its classes of shares.

E.   ADDITIONAL INFORMATION:
     ----------------------

      This Multiple Class Plan is qualified by and subject to the terms of the then current Prospectuses for the applicable classes; provided, however, that none of the terms set forth in any such Prospectuses shall be inconsistent with


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the terms of the classes contained in this Plan. The Prospectuses for the Fund contain additional information about the classes and the Fund's multiple class structure.

F.   DATE OF EFFECTIVENESS:
     ---------------------

      This Multiple Class Plan is effective on February __, 2000, provided that this Plan shall not become effective with respect to the Fund unless such action has first been approved by the vote of a majority of the Board of Directors of Legg Mason Investment Trust, Inc. and by vote of a majority of those directors who are not interested persons.


February __, 2000


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